Exhibit 10.10

Alchemia Limited

Audeo Discovery Pty Ltd

Technology Licence Agreement

Ref: 6708510/13

© Corrs Chambers Westgarth

Contents

1	Interpretation	1
1.1	Definitions	1
1.2	Construction	5
1.3	Headings	6
2	Term	6
3	Licence	6
4	Royalties	7
4.1	Payment	7
4.2	Reporting	7
4.3	Payment terms	7
4.4	No deduction	7
5	Performance obligations	7
5.1	General obligations	7
5.2	Compliance	8
5.3	Compliance of Licensed Products	8
6	Improvements	8
7	Reviews, records and audits	9
7.1	Reports	9
7.2	Records	9
7.3	Audit Rights	10
8	Infringement proceedings	10
8.1	Notice of infringement	10
8.2	Conduct of actions	11
8.3	Challenge to patent rights	11

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9	Patent management and costs	12
10	Confidential Information	13
10.1	Obligations	13
10.2	Exceptions	13
11	Use of names and logos	14
11.1	General	14
11.2	Licence and ownership of Trade Marks	14
11.3	Limitation on use	14
11.4	Renewal and maintenance of Trade Marks	15
12	Warranties	15
12.1	Mutual warranties	15
12.2	No warranties by Licensor	15
13	Public statements	15
13.1	Consent to publicity	15
14	Liability	16
14.1	Limitation of liability	16
14.2	Contribution	16
14.3	Indemnity	16
15	GST	16
15.1	Construction	16
15.2	Consideration GST exclusive	17
15.3	Payment of GST	17
15.4	Timing of GST payment	17
15.5	Tax invoice	17
15.6	Adjustment event	17

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15.7	Reimbursements	17
15.8	No Merger	18
16	Changes in Tax laws	18
17	Termination	18
17.1	Grounds for termination	18
17.2	Amendment to definitions of “Patent” and “Territory”	19
17.3	Consequences of termination or expiry	19
17.4	Sell-down period	19
18	Dispute resolution	20
18.1	Negotiations in good faith	20
18.2	Mediation	20
18.3	Expert Determination	20
18.4	Urgent relief	21
18.5	Confidentiality	21
18.6	Continuing rights and obligations	21
19	Insurance	21
19.1	Obligations of parties to maintain insurance	21
19.2	Coverage	21
19.3	Evidence of Insurance	21
20	Force Majeure	22
21	Notices	22
21.1	General	22
21.2	How to give a communication	22
21.3	Particulars for delivery of notices	22
21.4	Communications by post	22

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21.5	Communications by fax	23
21.6	After hours communications	23
21.7	Process service	23
22	General	23
22.1	Duty	23
22.2	Legal costs	23
22.3	The Licensor agrees to pay the Licensees reasonable legal fees associated with the review and negotiation of this agreement	23
22.4	Amendment	23
22.5	Waiver and exercise of rights	23
22.6	Rights cumulative	24
22.7	Consents	24
22.8	Further steps	24
22.9	Governing law and jurisdiction	24
22.10	Assignment and other dealings	24
22.11	Severability	24
22.12	Liability	24
22.13	Counterparts	25
22.14	Entire understanding	25
22.15	Relationship of parties	25
22.16	Effect of execution	25
22.17	Survival of obligations after termination	25
Schedule 1 - Details		26
Schedule 2 – Technology		28
Patents and Patent Applications		28
Annexure A - Patents and Patent Applications		29
Schedule 3 –Royalties		31

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Date

Parties

Alchemia Limited ABN 43 071 666 334 of 3 Hi-Tech Court, Eight Mile Plains, Brisbane Technology Park, QLD 4113 (Licensor)

Audeo Discovery Pty Ltd ACN 159 029 384 of 3 Hi-Tech Court, Eight Mile Plains, Brisbane Technology Park, QLD 4113 (Licensee)

Background

A	The Licensor is the owner of the Technology.

B	The Licensee wishes to use and commercialise the Technology.

C	The Licensor agrees to grant a licence to the Technology, and the Licensee agrees to use and commercialise the Technology, subject to the terms of this document.

1.	Agreed terms

(a)	Interpretation

(i)	Definitions

In this document:

Business Day means a day which is not a Saturday, Sunday or bank or public holiday in Brisbane, Australia.

Commencement Date means the date this document is duly executed by the parties.

Confidential Information means information in any form which is disclosed by a party (Discloser) to the other party (Recipient), or otherwise obtained directly or indirectly by the Recipient from the Discloser, that:

(a)	is by its nature confidential;

(b)	is designated as confidential; or

(c)	the Recipient knows or ought reasonably to know is confidential,

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and includes:

(d)	information comprised in or relating to the Technology;

(e)	information relating to the business and financial affairs of the Discloser;

but does not include any such information which:

(f)	is in or comes into the public domain otherwise than by disclosure in breach of this document or other duty of confidentiality owed to the Discloser;

(g)	had been independently developed by the Recipient prior to obtaining it from the Discloser; or

(h)	is received by the Recipient from a third party who has the right to provide that information without breach of any legal obligation.

For the avoidance of doubt, the Know-how is (subject to paragraphs (f) to (h) inclusive, above) Confidential Information of the Licensor.

Default Rate means a per annum rate which is 3% above the 3 Month (MID) Bank Bill Swap Rate published by the Australian Financial Markets Association as at the date interest is calculated in accordance with clause 4.3(b).

Dispute has the meaning set out in clause 18.1.

Exploit means:

(1) to the extent the Technology relates to a product – to make, hire, sell or otherwise dispose of the product, offer to make, sell, hire or otherwise dispose of it, use or import it, or keep it for the purpose of doing any of those things; or

(2) to the extent the Technology relates to a method or process – to use that method or process or do any act mentioned in paragraph (a) in respect of a product resulting from such use; and

(3) to licence a third party to do those acts referred to in paragraphs (a) or (b).

Exploitation has the meaning corresponding to the definition of “Exploit” above.

Force Majeure means a circumstance beyond the reasonable direct or indirect control and without the fault or negligence of the party claiming force majeure and provided that the circumstance or the effect could not have been prevented or substantially mitigated by that party by reasonable diligence or reasonable precautionary measures.

GST has the meaning given to that expression in the GST Law.

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GST Law has the meaning given to that expression in the A New Tax System (Goods and Services Tax) Act 1999 (Cth).

Improvement means an invention, discovery, improvement or modification relating to the Technology.

Insolvency Event means any of the following:

(a)	a person is or states in writing that the person is unable to pay from the person’s own money all the person’s debts as and when they become due and payable;

(b)	a person is taken or must be presumed to be insolvent or unable to pay the person’s debts under any applicable legislation;

(c)	an application or order is made for the winding up or dissolution or a resolution is passed or any steps are taken to pass a resolution for the winding up or dissolution of a corporation;

(d)	an administrator, provisional liquidator, liquidator or person having a similar function under the laws of any relevant jurisdiction is appointed in respect of a corporation or any action is taken to appoint any such person and the action is not stayed, withdrawn or dismissed within thirty days;

(e)	a controller is appointed in respect of any property of a corporation;

(f)	a corporation is deregistered under the Corporations Act 2001 (Cth) or notice of its proposed deregistration is given to the corporation;

(g)	a distress, attachment or execution is levied or becomes enforceable against any property of a person;

(h)	a person enters into or takes any action to enter into an arrangement (including a scheme of arrangement or deed of company arrangement), composition or compromise with, or assignment for the benefit of, all or any class of the person’s creditors or members or a moratorium involving any of them;

(i)	a petition for the making of a sequestration order against the estate of a person is presented and the petition is not stayed, withdrawn or dismissed within thirty days or a person presents a petition against himself or herself;

(j)	a person presents a declaration of intention under section 54A of the Bankruptcy Act 1966 (Cth); or

(k)	anything analogous to or of a similar effect to anything described above under the law of any relevant jurisdiction occurs in respect of a person.

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Intellectual Property Rights means copyright (including future copyright), trade mark, design, patent and circuit layout rights, rights in respect of confidential information and all other rights generally falling within the scope of this term, whether registered or unregistered and whether registrable or not.

Know-how means the technical expertise, knowledge, skills, data, and information relating to the Exploitation of the Patents and the Patent Applications.

Laws means all applicable laws including, without limitation, all local, federal and state government legislation, codes, regulations and by-laws as amended from time to time.

Licensed Products means any products or services based on, incorporating or made utilising the Technology.

Net Revenue means all revenue, whether cash, cash equivalent, or other consideration (which will be deemed to have its market value) received by or on behalf of the Licensee in respect of Exploitation of the Technology and including any Sub-licence Revenue.

Patents means the patents specified in Schedule 2 and includes all patents subsequently granted arising from the Patent Applications, including divisionals, continuations, continuations in part and reissues.

Patent Applications means the patent applications (if any) listed in Schedule 2 and patent applications made after the date of this document which claim priority from, or share common priority with, the Patents or any of the Patent Applications.

Patent Costs means all costs and expenses, including all legal and patent attorney fees incurred, in connection with filing, prosecuting (including any opposition proceedings and interferences), registering and maintaining (including the payment of all relevant renewal fees) the Patent Applications and the Patents.

Personnel of a party means the employees, agents, contractors, consultants, directors and officers of that party and the employees, agents, contractors, consultants, directors and officers of that party’s Related Bodies Corporate.

Quarter means, in any year of the Term, each of the following periods:

(a)	from 1 January to 31 March;

(4) from 1 April to 30 June;

(5) from 1 July to 30 September; and

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(6) from 1 October to 31 December.

Related Bodies Corporate has the meaning set out in section 50 of the Corporations Act 2001 (Cth).

Royalties means the royalties referred to in clause 4 and calculated in accordance with Schedule 3.

Sub-licence Revenue means all revenue, whether cash, cash equivalent, or other non-monetary consideration (at market value agreed or determined in accord with clause 18.3) received by or on behalf of the Licensee from a sub-licensee of the Technology, including licence fees, milestone payments, royalties, and revenue from Exploitation of the Technology.

Tax includes:

(a)	any tax, levy, impost, deduction, charge, rate, compulsory loan, withholding or duty by whatever name called and whether Australian, foreign, state, municipal, provincial, county or local (including profits tax, property tax, interest tax, income tax, capital gains tax, taxes related to the franking of dividends, bank account debits tax, fringe benefits tax, sales tax, payroll tax, group or Pay as You Go tax, land tax, financial institutions duties, water and municipal rates, customs duties, prescribed payments system tax, reportable payments system tax, GST and stamp duty); and

(7) any interest, penalty, charge, fine or fee or other amount of any kind assessed, charged or imposed on or in respect of the above,

other than:

(8) any Australian income tax payable on the Licensor’s net income; or

(9) any foreign income tax payable on the Licensor’s

net income as a result of the Licensor having a permanent establishment in that foreign jurisdiction.

Technology means the versatile assembly on stable templates (VAST) technology, including the Know-how and the technology that is the subject of the Patent Applications and the Patents.

Term means the period specified in Item 3 of Schedule 1.

Territory means the areas specified in Item 4 of Schedule 1.

Trade Marks means the trade marks whether registered or unregistered listed in Schedule 2, and any other trade marks as may be added to Schedule 2 by the written agreement of the parties from time to time.

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(ii) Construction

Unless expressed to the contrary, in this document:

(1) words in the singular include the plural and vice versa;

(2) if a word or phrase is defined its other grammatical forms have corresponding meanings;

(3) “includes” means includes without limitation;

(4) no rule of construction will apply to a clause to the disadvantage of a party merely because that party put forward the clause or would otherwise benefit from it;

(5) a reference to:

a) any legislation includes subordinate legislation under it and includes that legislation and subordinate legislation as modified or replaced;

b) an obligation includes a warranty or representation and a reference to a failure to comply with an obligation includes a breach of warranty or representation;

c) a right includes a benefit, remedy, discretion or power;

d) time is to local time in Brisbane, Australia.

e) “$” or “dollars” is a reference to Australian currency;

f) this document includes all schedules and annexures to it; and

g) a clause, schedule or annexure is a reference to a clause, schedule or annexure, as the case may be, of this document;

(6) if the date on or by which any act must be done under this document is not a Business Day, the act must be done on or by the next Business Day; and

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(7) where time is to be calculated by reference to a day or event, that day or the day of that event is excluded.

(iii) Headings

Headings do not affect the interpretation of this document.

(b) Term

This document commences on the Commencement Date and continues until the expiry of the Term, unless terminated earlier in accordance with its terms.

(c) Licence

(1) In consideration for the payment of the Royalties, the Licensor grants to the Licensee a non-transferable licence to Exploit the Technology in all fields in the Territory for the Term on the terms of this document including, subject to sub-clause 3(c), the right for the Licensee to grant sub-licences to Exploit the Technology.

(2) The licence granted in clause 3(a) is exclusive, unless otherwise specified in Schedule 2.

(3) The Licensee may grant third parties a sub-licence to Exploit the Technology on a commercial, arm’s length basis subject to the Licensee first obtaining the written consent of the Licensor as to the identity of the sub-licensee and as to the terms of the sub-licence, such consent not to be unreasonably withheld. The Licensee shall include in each sub-licence of the Technology a term by which the sub-licence automatically terminates in the event that this agreement is terminated.

(4) As part of the Know-how licensed under this agreement, the Licensor will:

a) as soon as practicable after the Commencement Date, make available to the Licensee the diversity scanning array of compounds in existence as the date of this agreement and housed at Griffith University that the Licensor considers necessary to allow the Licensee to further develop and to conduct its own research on the Technology as contemplated by this agreement; and

b) within a reasonable time after written request, make available to the Licensee a second copy of the compound library that is currently stored on resin. The Licensee will bear the cost of cleaving each compound from the resin and purifying each compound.

(d) Royalties

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(i) Payment

In consideration for the grant of the licence in clause 3 and the mutual promises referred to in this agreement, the Licensee must pay to the Licensor the Royalties, in accordance with, and at the times set out in Schedule 3.

(ii) Reporting

(1) At least five Business Days prior to the date for invoicing specified in Schedule 3 for the Royalties, the Licensee must provide to the Licensor a written statement setting out all information reasonably necessary to enable the Licensor to calculate the relevant Royalties payable (including full disclosure of Net Revenue (separately identifying any Sub-licence Revenue) received by the Licensee in the relevant period).

(2) Following receipt of the statement from the Licensee pursuant to clause 4.2(a), but not before the relevant date for invoicing specified in Schedule 3, the Licensor will provide the Licensee with an invoice for the Royalties (which, in the absence of a manifest error, will be based on the written statement provided under clause 4.2(a) and any other payments (as applicable under this agreement) which are due and payable by the Licensee to the Licensor.

(iii) Payment terms

(1) All invoices validly issued by a party to the other party in accordance with the terms of this document must be paid within forty-five (45) days of the invoice date.

(2) If the Licensee fails to pay an amount by the due date for payment, the Licensee must pay the Licensor on demand interest at the Default Rate on that amount, calculated computed on the outstanding amount from the due date until the amount is paid in full.

(iv) No deduction

The Royalties payable must be paid clear of and without deduction for any demand, withholding, set-off, counter claim or other dispute.

(e) Performance obligations

(i) General obligations

(1) The Licensee must:

a) For the Term, deploy staff with relevant scientific qualifications occupying a minimum of four (4) full-time equivalent positions to develop and Exploit the Technology; and

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b) expend a minimum of AUD $500,000 per annum (with a target of $1.5 million per annum) on developing, marketing and Exploiting the Technology; and

c) otherwise use its best endeavours to Exploit the Technology.

(2) If the Licensee fails to meet the targeted amount of expenditure of AUD $1.5 million per annum set out in clause 5.1(a)(ii), the parties must meet within10 Business Days of the Licensor’s written request to consult on changes to the Licensee’s program for developing, marketing and Exploiting the Technology to reach that annual target and the Licensee must comply with any commercially reasonable requests of the Licensor on any required changes (if any) to that program.

(ii) Compliance

Each party must ensure that it performs its obligations in accordance with and otherwise complies with all Laws and any applicable permits, consents and approvals (including ethics and market regulatory approvals).

(iii) Compliance of Licensed Products

Without limiting clause 5.2, the Licensee must:

(1) comply with any applicable Laws and industry standards relating to the marketing and sale of the Licensed Products in any jurisdiction in which Licensed Products are to be used or sold;

(2) take all reasonable steps to ensure that all Licensed Products are safe for their intended use; and

(3) obtain all required approvals or consents from all relevant regulatory authorities required in the jurisdictions where the Licensed Products are to be used or sold.

(f) Improvements

(1) All rights (including Intellectual Property Rights) in any Improvement made or developed by or for the Licensee or collaboratively by the parties or any Improvement assigned to the Licensee in accordance with clause 6(b) will vest in the Licensee as soon as the Improvement comes into existence.

(2) The Licensee must ensure that any agreement with any third party making use of any of the Technology as permitted under this document assigns all Intellectual Property Rights in any Improvements developed by or for the third party to the Licensee as soon as they come into existence.

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(3) The Licensee must promptly disclose in writing to the Licensor all Improvements made or developed by or for the Licensee or collaboratively by the parties or assigned to the Licensee in accordance with clause 6(b) in sufficient detail to allow the Licensor to fully utilise the Improvement.

(4) The Licensee hereby assigns to the Licensor all Improvements (including Intellectual Property Rights in such Improvements) as soon as they vest in the Licensee as contemplated by this clause 6. The Licensor hereby grants to the Licensee a licence to all such Improvements on the terms of this agreement as if such Improvements formed part of the Technology licensed under clause 3.

(g) Reviews, records and audits

(i) Reports

The Licensee must provide the Licensor with:

(1) an annual written report within 7 days of each anniversary of the Commencement Date; and

(2) Quarterly written reports within 7 days of the end of each Quarter,

in both cases, setting out (to the level of detail reasonably required by the Licensor):

a) the development and commercialisation activities conducted by the Licensee in respect of the Technology in the previous year/ Quarter, as applicable;

b) a forecast of the development and commercialisation activities to be conducted by the Licensee in the coming year/Quarter, as applicable;

c) details of the activities conducted in satisfaction of the obligation in clause 5.1(a)(i) and 5.1(a)(ii);

d) any other details reasonably requested by the Licensor at least 30 days prior to the date the annual or Quarterly report is due.

(ii) Records

(1) The Licensee must keep appropriate, true and accurate records (in accordance with generally accepted management accounting practices with clear audit trails) of all dealings with the Technology and the manufacture, distribution and sale of Licensed Products (including copies of any agreements with sub-licensees).

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(2) The Licensee must also keep proper books of account relating to:

a) the Net Revenue (including, separately, Sub-licence Revenue) received and the Royalties payable to the Licensor under this document sufficient to enable the amounts due to the Licensor to be conveniently ascertained and audited; and

b) the expenditure required by clause 5.1(a)(i).

(3) The Licensee must obtain written undertakings from its sub-licensees to keep true and accurate records and proper books of account in relation to their dealings with the Technology and their manufacture, distribution and sale of Licensed Products (including Sub-licence Revenue payable to the Licensee) and provide the Licensee with complete copies of such records and accounts.

(4) Upon being provided six weeks’ prior written notice, the Licensee must allow the Licensor access to all relevant facilities, premises, records, electronic files, books of account and documents in order for the Licensor to inspect them.

(iii) Audit Rights

(1) The Licensee must permit audits to be conducted annually in relation to its compliance with the terms of this document in accordance with this clause 7.3.

(2) The Licensee must allow the Licensor, and its independent auditors (provided that such auditors agree to be bound by confidentiality obligations equivalent to those set out in clause 10), access to all relevant facilities, premises, records, electronic files, books of account and documents relating to the use of the Technology and manufacture and sale of Licensed Products and provide those persons with all reasonable assistance to carry out such an audit.

(3) The Licensor must provide the Licensee with six weeks’ prior written notice before conducting any audit in accordance with this clause 7.3.

(4) The Licensor must comply, and ensure that its independent auditors comply, with the Licensee’s security, health, safety and IT policies when conducting an audit at the Licensee’s premises.

(5) In the event of an audit conducted under this clause disclosing an underpayment of any Royalties by the Licensee under this Agreement, the Licensee must:

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a) pay to the Licensor the amount underpaid (including any interest that has accrued pursuant to clause 4.3(b)); and

b) reimburse the Licensor for the cost of the audit if the underpayment of the Royalties is 10% or more,

within 30 days of notice from the Licensor requiring payment. The rights granted under this clause are without prejudice to any other rights available to the Licensor.

(h) Infringement proceedings

(i) Notice of infringement

The Licensee must give the Licensor prompt notice of:

(a)	any infringement or suspected infringement of the Technology by a third party;

(b)	any allegation that the Technology infringes a third party’s Intellectual Property Rights (including moral rights);

(c)	any allegation or challenge to the validity or ownership of any of the Patents or Patent Applications,

which comes to the Licensee’s attention.

(ii) Conduct of actions

(1) The parties must confer as to what steps, if any, are to be taken against any person infringing the Technology or any claims by a third party that the Technology or the Licensee’s use of the Technology in accordance with this Agreement infringes a third party’s rights (including Intellectual Property Rights).

(2) The Licensor, after consultation with the Licensee, will determine whether or not to take any action (and if so, what action to take) in relation to the infringement of any of the Technology or in order to defend the validity of the Technology but is not obliged to take any action.

(3) Where any action is taken by the Licensor pursuant to clause 8.2:

a) the Licensee must co-operate fully with the Licensor and its legal advisors to provide all information reasonably requested or required by the Licensor in relation to the action; and

b) unless otherwise agreed by the parties in writing:

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i) all legal costs and expenses will be paid for by the Licensor; and

ii) any settlement monies, damages or account of profits awarded or obtained in respect of the action will be retained by the Licensor.

(4) Where the Licensor elects not to take infringement action or to defend an infringement claim, as applicable, it must notify the Licensee of that decision in writing. After that, the Licensee has the right to take action in relation to the infringement of any of the Technology or in order to defend the validity of the Technology but is not obliged to take any action. Where such action is taken, unless the parties otherwise agree in writing:

a) all legal costs and expenses will be paid for by the Licensee; and

b) any settlement monies, damages or account of profits awarded or obtained in respect of the action will be retained by the Licensee, subject to the payment of a Royalty to the Licensor on the proceeds of the litigation or settlement as if those proceeds were Net Revenue received from Exploitation of the Technology.

(iii) Challenge to patent rights

(1) The Licensee acknowledges and agrees that it has satisfied itself of:

a) the validity and enforceability of the Patents and Patent Applications; and

b) the ownership of the Patents and Patent Applications by the Licensor.

(2) If a challenge is lawfully made or proposed to be made against the validity and/or enforceability of any of the Patents and Patent Applications:

a) the Licensee must give the Licensor at least 90 days written notice prior to any court proceedings being commenced in respect of the challenge and must provide detailed particulars to the Licensor of the basis and reasons for the challenge;

b) the Licensor may immediately terminate part or all of this agreement (including any licence of the Patents and Patent Applications) by notice to the Licensee;

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c) the right of the Licensee to use any of the Confidential Information of the Licensor ends;

d) where the Licensor does not elect to terminate this agreement under clause 8.3(b)(ii), the Licensee must continue paying the Royalties that would, if the challenge had not been made, be payable by the Licensee under this agreement until such time as the challenge has been determined by a court of final appeal; and

e) the Licensee indemnifies the Licensor for all costs and expenses of the Licensor in defending against the challenge (including legal costs on a solicitor and own client basis).

(3) In this clause 8.3, “challenge” means any allegation or claim (including any patent opposition proceedings, patent revocation proceedings, declaratory judgement proceedings or re-examination proceedings) that is brought directly or indirectly:

a) by the Licensee;

b) by a third party that the Licensee has procured to bring the allegation or claim; or

c) by a third party with the encouragement, assistance or any other involvement of the Licensee.

(i) Patent management and costs

(1) The Licensor requires the Licensee to file, prosecute and maintain the Patents and Patent Applications in the name of the Licensor at the Licensee’s cost and in accordance with this clause 9.

(2) The Licensee must ensure that the Licensor is:

a) kept up to date in a timely manner on the progress of the Patent Applications and any material patent office correspondence the Licensee receives; and

b) copied on all material Patent and Patent Application correspondence with the patent attorneys of record.

(3) The Licensee will promptly make decisions relating to the prosecution and maintenance of the Patents and Patent Applications and will, if required by the Licensor in writing, meet to discuss and decide on a commercially reasonable prosecution and maintenance strategy.

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(4) If the Licensee forms the view that a Patent or Patent Application should be abandoned, it must notify the Licensor in writing prior to any abandonment and at least 60 days prior to when that Patent or Patent Application will lapse. In such event, the Licensor will be free to prosecute and maintain that Patent or Patent Application at its own cost and the technology the subject of such Patent or Patent Application will (from the date of the Licensee’s notification under this clause) cease to form part of the Technology.

(5) The parties must provide each other, and the patent attorneys on record, with all assistance reasonably requested relating to the prosecution and maintenance of the Patents and Patent Applications.

(j) Confidential Information

(i) Obligations

The Recipient must:

(1) keep all Confidential Information of the Discloser confidential;

(2) use the Discloser’s Confidential Information only as reasonably required to perform its obligations or to exercise its rights under this document; and

(3) not disclose or allow to be disclosed any Confidential Information of the Discloser to any person except in accordance with clause 10.2(a).

(ii) Exceptions

(1) Clause 10.1 does not prevent the disclosure of Confidential Information by the Recipient:

a) to its Personnel who need access to that Confidential Information to allow the Recipient to perform its obligations or to exercise its rights under this document, provided that those persons agree to keep the Confidential Information confidential on terms equivalent to those in this document;

b) where required by Law, or by a court, government agency, stock exchange or other regulatory body if the requirement is legally enforceable; or

c) with the Discloser’s prior written consent.

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(2) A Recipient disclosing or allowing to be disclosed Confidential Information under clause 10.2(a)(ii) must:

a) promptly give notice to the Discloser and provide all reasonable assistance to enable the Discloser to intervene in any process by which disclosure may be compelled;

b) disclose no more Confidential Information than is strictly required; and

c) do whatever it reasonably can to ensure that the disclosed Confidential Information is treated confidentially.

(3) The Recipient remains responsible to the Discloser for any use or misuse of any Confidential Information by any person it has disclosed it to pursuant to clause 10.2(a)(i).

(k) Use of names and logos

(i) General

(1) Except to the extent permitted by this clause 11, neither party will, without the prior written consent of the other party:

a) use in advertising or promotional materials, publicly or otherwise, any trade name, company name, trade mark, device or symbol owned by the other party, or any misleadingly or confusingly similar thing; or

b) represent, either directly or indirectly, that:

i) any product or service of the other party is a product or service of the representing party; or

ii) any product or service provided by the representing party is a product or service of the other party or has the other party’s approval or endorsement.

(ii) Licence and ownership of Trade Marks

(1) The Licensor grants to the Licensee an exclusive, royalty-free, non-transferable licence to use and to sub-licence to sub-licensees of the Technology the Trade Marks within the Territory, during the Term for the purposes of the Exploitation of the Technology in clause 3 and its obligations in clause 5.1(a)(iii).

(2) The Licensor will at all times own the Trade Marks and all rights in them. All goodwill accruing in the Trade Marks will accrue to the Licensor (and to the extent any goodwill or other rights in or in connection with the Trade Marks may accrue to the Licensee, the Licensee assigns those things, effective immediately upon their creation, to the Licensor).

6708510/13	page 16

(iii) Limitation on use

(1) The Licensee must use the Trade Marks as contemplated by and for the purpose in clause 11.2(a) and only:

a) in the manner permitted by this document;

b) in accordance with any directions given to the Licensee by the Licensor from time to time; and

c) in accordance with any applicable law or consumer product standards.

(2) The Licensor may provide the Licensee from time to time with reasonable guidelines as to how it wishes the Trade Marks to be used, and the Licensee must comply with those guidelines.

(3) The Licensee shall ensure that any sub-licence of the Trade Marks will include terms to the effect of clauses 11.2(b) (in favour of he Licensor) and 11.3(a).

(iv) Renewal and maintenance of Trade Marks

The Licensee must renew and maintain the Trade Marks in the name of the Licensor at the Licensee’s cost.

(l) Warranties

(i) Mutual warranties

Each party represents and warrants to the other party that:

(1) it has the unconditional capacity and authority to execute this document;

(2) this document constitutes its valid and legally binding obligations and is enforceable against it by the other party in accordance with its terms.

(ii) No warranties by Licensor

The Licensee acknowledges and agrees that:

(1) except as expressly set out in this document, the Licensor has not made, and does not by entering into this document make, any representation or warranty, express or implied, that the Technology or that the molecules listed in Schedule 2 do not infringe any third party's Intellectual Property Rights or breach any Law and the Licensee exploits the Technology and the molecules at its own risk;

6708510/13	page 17

(2) the Licensor does not make and has not made any representation or warranty in relation to whether any Patent Application will be granted or granted with the claims sought; and

(3) to the full extent permitted by Law, the Licensor has not made and excludes all warranties, guarantees, terms and conditions, whether implied, written or oral, statutory or otherwise in relation to the Technology, the molecules listed in Schedule 2, Licensed Products or any other matter, including as to suitability or safety of the Technology, the molecules or the Licensed Products for use by third parties.

(m) Public statements

(i) Consent to publicity

Except where required by Law (or by a court, government agency, stock exchange or other regulatory body if the requirement is legally enforceable), neither party will advertise or publish any information or make any public announcement or statement related to this document without the prior written consent of the other party, which consent must not be unreasonably withheld.

(n) Liability

(i) Limitation of liability

(1) All express and implied terms, conditions, guarantees and warranties which otherwise might apply to, or arise out of, this document are excluded other than:

a) as provided in this document; and

b) terms, conditions, guarantees and warranties which cannot lawfully be excluded or modified by agreement including those under the Competition and Consumer Act 2010 (Cth) and corresponding provisions of state legislation.

(2) If a party is liable for a breach of a term, condition, guarantee or warranty described in clause 14.1(a)(ii), the party’s liability is, to the fullest extent permitted by Law, limited to any one or more of the following as the party determines in the party’s absolute discretion:

a) in relation to goods, replacing or repairing the goods, or paying for the costs of replacing or repairing the goods; and

b) in relation to services, the re-supply of the services or payment of the cost of having the services re-supplied.

(ii) Contribution

6708510/13	page 18

A party’s liability to the other party in relation to this document will be proportionately reduced to the extent that the other party contributed to the liability.

(iii) Indemnity

The Licensee releases the Licensor from and indemnifies the Licensor against all losses, damages, costs and expenses (including legal costs on a full indemnity basis) that the Licensee may sustain or incur in connection with:

(1) the use or Exploitation of the Technology by or on behalf of the Licensee or any sub-licensee of the Licensee;

(2) any inability of the Licensee to Exploit the Technology; and

(3) any damage, loss, death or injury caused by any Licensed Products.

(o) GST

(i) Construction

In this clause 15:

(1) words and expressions which are not defined in this document but which have a defined meaning in GST Law have the same meaning as in the GST Law;

(2) GST Law has the same meaning given to that expression in the A New Tax System (Goods and Services Tax) Act 1999; and

(3) references to GST payable and input tax credit entitlement include GST payable by, and the input tax credit entitlement of, the representative member for a GST group of which the entity is a member.

(ii) Consideration GST exclusive

Unless otherwise expressly stated, all prices or other sums payable or consideration to be provided under this document are exclusive of GST.

(iii) Payment of GST

If GST is payable on any supply made by a party (or any entity through which that party acts) (Supplier) under or in connection with this document, the recipient will pay to the Supplier an amount equal to the GST payable on the supply.

(iv) Timing of GST payment

6708510/13	page 19

The recipient will pay the amount referred to in clause 15.3 in addition to and at the same time that the consideration for the supply is to be provided under this document.

(v) Tax invoice

The Supplier must deliver a tax invoice or an adjustment note to the recipient before the Supplier is entitled to payment of an amount under clause 15.3. The recipient can withhold payment of the amount until the Supplier provides a tax invoice or an adjustment note, as appropriate.

(vi) Adjustment event

If an adjustment event arises in respect of a taxable supply made by a Supplier under this document, the amount payable by the recipient under clause 15.3 will be recalculated to reflect the adjustment event and a payment will be made by the recipient to the Supplier or by the Supplier to the recipient as the case requires.

(vii) Reimbursements

Where a party is required under this document to pay or reimburse an expense or outgoing of another party, the amount to be paid or reimbursed by the first party will be the sum of:

(1) the amount of the expense or outgoing less any input tax credits in respect of the expense or outgoing to which the other party is entitled; and

(2) if the payment or reimbursement is subject to GST, an amount equal to that GST.

(viii) No Merger

This clause 15 does not merge in the completion or termination of this document or on the transfer of the property supplied under this document.

(p) Changes in Tax laws

(1) If, as a result of any change in a law relating to Tax, the amount receivable by the Licensor in respect of any Royalties or other amount payable by the Licensee under this document would be reduced the Licensor may, subject to clause 16(b), increase the fees, Royalties or other amount payable by the Licensee so as to ensure that the amount receivable by the Licensor is restored to the amount it would have been but for the change in the relevant Tax law.

(2) The Licensor must give the Licensee not less than 30 days notice prior to the date on which the increase in any fees, Royalties or other amount will take effect.

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(q) Termination

(i) Grounds for termination

(a)	The Licensee may immediately terminate this document by written notice to the Licensor if an Insolvency Event occurs in relation to the Licensor.

(b)	The Licensor may immediately terminate this document by written notice to the Licensee if

a) an Insolvency Event occurs in relation to the Licensee; or

b) The Licensor forms the view on appropriate legal advice that it is prevented from continuing to license any aspect of the Technology to the Licensee due to a third party claim of intellectual property infringement. (Before exercising this right the Licensor will:

i) investigate whether it is possible to negotiate a commercially acceptable licence from the third party that would allow a continuation of this agreement; and, if so:

ii) seek to reach an agreement with the Licensee in respect of any changes the Licensor considers necessary to the terms of this agreement in order to address the financial and other consequences of the licence available from the third party).

(c)	Subject to clause 17.1(b), a party (Terminating Party) may immediately terminate this document by written notice to the other party (Defaulting Party) if:

(i)	the Defaulting Party does not pay any money due for payment under this document on the due date and the Defaulting Party does not pay that money within a further period of 20 Business Days after the Terminating Party provides written notice to the Defaulting Party requiring payment;

c) the Defaulting Party is in material breach of this document and such material breach is not capable of remedy;

d) the Defaulting Party is in breach of this document and in the case of a breach which is capable of remedy, does not remedy that breach within 20 Business Days after the Terminating Party provides written notice to the Defaulting Party requiring the default to be remedied.

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(ii) Amendment to definitions of “Patent” and “Territory”

(1) If any of the Patents is revoked or expires or any Patent Application is not granted (and if the refusal to grant is appealed, when that appeal is unsuccessful) for any reason, then immediately upon the occurrence of that event:

a) the licence of that Patent or Patent Application under this document is terminated; and

b) the list of Patents and Patent Applications in Schedule 2 is deemed to be amended so as to exclude the relevant Patent or Patent Application.

(2) Subject to clause 17.2(a), this Agreement and the licences granted under it shall otherwise continue unaffected by the revocation or expiry of the relevant Patent or the refusal to grant the relevant Patent Application.

(iii) Consequences of termination or expiry

(1) Upon termination of this document:

a) subject to clause 17.4, the rights granted to the Licensee in relation to the Technology immediately cease;

b) the right of each party to use Confidential Information of the other party ceases and each party must promptly at the other party’s request and option:

i) return the other party’s Confidential Information to it; or

ii) destroy and certify in writing the destruction of the other party’s Confidential Information; and

c) all Royalties payable by the Licensee in respect of the period prior to termination which have not yet been paid shall due and payable within 20 Business Days of the date of termination.

(2) Any accrued rights or remedies of each party will not be affected by the expiry or termination of this document.

(iv) Sell-down period

(1) The Licensee will for a period of six months from the termination or expiry of this document have the right to:

6708510/13	page 22

a) complete the sale or supply of the Licensed Products to any of its customers in respect of which the Licensee has binding obligations or valid purchase orders existing as at the date of expiry or termination of this document; and

b) sell any other stock of the Licensed Products as it will have in stock at the date of termination of this document.

(2) Any transactions permitted under clause 17.4(a) will not be construed as a renewal of this document nor as a waiver of termination and all such transactions and the use of the Technology by the Licensee in connection with such transactions will be governed by terms identical to this document (with appropriate changes made).

(r) Dispute resolution

(i) Negotiations in good faith

The parties must attempt to resolve any dispute which arises between them under or in relation to this document (a Dispute) first by negotiation in good faith between senior representatives of the parties. A Dispute includes a dispute in relation to a party’s right to terminate this document.

(ii) Mediation

(1) If the parties cannot reach a resolution to a Dispute under clause 18.1 within 20 Business Days (or such longer period as the parties may agree) from the date that one party notifies the other in writing that a Dispute exists and identifying the nature of the Dispute, the parties shall endeavour in good faith to settle the Dispute by mediation administered by the Australian Commercial Disputes Centre (ACDC). The mediation will be held in Brisbane unless agreed otherwise by the parties.

(2) The mediation will be conducted in accordance with the ACDC Guidelines for Commercial Mediation, which set out the procedures to be adopted, the process of selection of the mediator and the costs involved and the terms of those Guidelines are incorporated in this Agreement.

(iii) Expert Determination

(1) If the parties cannot reach a resolution to a Dispute under clause 18.2 within 20 Business Days (or such longer period as the parties may agree) from the date that the Dispute is referred to mediation, the Dispute must be referred to expert determination in Brisbane administered by the ACDC.

(2) The person appointed as expert shall be chosen by the parties or, if the parties cannot agree as to whom to appoint as an expert, the expert will be appointed by the President of the Law Society of Queensland or his/her nominee.

6708510/13	page 23

(d)	The expert determination will be conducted in accordance with the ACDC Rules for Expert Determination (Rules) in force at the date of this document. The Rules set out the procedures to be adopted, the process of selection of the expert and the costs involved, including the parties’ respective responsibilities for the payment of the expert’s costs and other costs of the expert determination. Annexed at schedule 1 of the Rules is the ACDC Expert Appointment Agreement. The Rules, including the ACDC Expert Appointment Agreement, are incorporated in this document.

(e)	The expert determination will be final and binding on the parties.

(iv) Urgent relief

At any time, a party may, without inconsistency with this clause 18, seek urgent interlocutory relief in respect of the Dispute from any court having jurisdiction.

(v) Confidentiality

The parties will keep confidential unless otherwise required by law or at the discretion of a court of competent jurisdiction, all information relating to the subject matter of the Dispute disclosed during or for the purposes of dispute resolution under the procedures set out in this clause.

(vi) Continuing rights and obligations

Despite the existence of a Dispute, both parties must continue to perform their obligations and may continue to exercise their rights under this Agreement unless they agree otherwise.

(s) Insurance

(i) Obligations of parties to maintain insurance

Unless otherwise agreed, the Licensee must from a date no later than six months after the Commencement Date, maintain those insurances set out in Schedule 1.

(ii) Coverage

The insurance policies to be effected under clause 19.1 must:

(1) be effected with a sound and reputable insurer; and

(2) be maintained at all times during the Term and, in the case of insurance policies where claims must be made during the currency of the policy, for seven years subsequently.

(iii) Evidence of Insurance

6708510/13	page 24

(1) The Licensee must promptly upon request provide the Licensor with evidence that it has taken out all of the insurances described in clause 19.1 and that the insurances are current.

(2) The Licensee must notify the Licensor immediately of any material change to, or non-renewal or cancellation of, any of the insurance policies it is required to hold.

(t) Force Majeure

(1) Delay in or failure of performance by a party (other than the payment of money) does not constitute a breach of this document by that party if and to the extent that the delay or failure is caused by Force Majeure, provided the party claiming Force Majeure:

a) gives notice to the other party within two days of the occurrence of the Force Majeure providing details of the Force Majeure and its anticipated duration and effect; and

b) uses its best endeavours to resume fulfilling its obligations as promptly as possible and gives written notice to the other party within two days of the cessation of the Force Majeure.

(2) If a delay caused by Force Majeure continues for more than 180 days, either party may terminate this document by giving 20 days written notice to the other party.

(u) Notices

(i) General

A notice, demand, certification, process or other communication relating to this document must be in writing in English and may be given by an agent of the sender.

(ii) How to give a communication

In addition to any other lawful means, a communication may be given by being:

(1) personally delivered;

(2) left at the party’s current address for notices;

(3) sent to the party’s current address for notices by pre-paid ordinary mail or, if the address is outside Australia, by pre-paid airmail; or

6708510/13	page 25

(4) sent by fax to the party’s current fax number for notices.

(iii) Particulars for delivery of notices

(1) The particulars for delivery of notices are initially as set out in Schedule 1.

(2) Each party may change its particulars for delivery of notices by notice to the other party.

(iv) Communications by post

Subject to clause 21.6, a communication is given if posted:

(1) within Australia to an Australian address, three Business Days after posting; or

(2) in any other case, ten Business Days after posting.

(v) Communications by fax

Subject to clause 21.6, a communication is given if sent by fax, when the sender’s fax machine produces a report that the fax was sent in full to the addressee. That report is conclusive evidence that the addressee received the fax in full at the time indicated on that report.

(vi) After hours communications

If a communication is given:

(1) after 5.00 pm in the place of receipt; or

(2) on a day which is a Saturday, Sunday or bank or public holiday in the place of receipt,

it is taken as having been given at 9.00 am on the next day which is not a Saturday, Sunday or bank or public holiday in that place.

(vii) Process service

Any process or other document relating to litigation, administrative or arbitral proceedings relating to this document may be served by any method contemplated by this clause 21 or in accordance with any applicable Law.

(v) General

6708510/13	page 26

(i) Duty

(1) As between the parties, the Licensee is liable for and must pay all duty (including any fine, interest or penalty except where it arises from default by the Licensor) on or relating to this document, any document executed under it or any dutiable transaction evidenced or effected by it.

(2) If the Licensor pays any duty (including any fine, interest or penalty) on or relating to this document, any document executed under it or any dutiable transaction evidenced or effected by it, the Licensee must pay that amount to the Licensor on demand.

(ii) Legal costs

(iii) The Licensor agrees to pay the Licensees reasonable legal fees associated with the review and negotiation of this agreement.

(iv) Amendment

This document may only be varied or replaced by a document executed by the parties.

(v) Waiver and exercise of rights

(1) A single or partial exercise or waiver by a party of a right relating to this document does not prevent any other exercise of that right or the exercise of any other right.

(2) A party is not liable for any loss, cost or expense of any other party caused or contributed to by the waiver, exercise, attempted exercise, failure to exercise or delay in the exercise of a right.

(vi) Rights cumulative

Except as expressly stated otherwise in this document, the rights of a party under this document are cumulative and are in addition to any other rights of that party.

(vii) Consents

Except as expressly stated otherwise in this document, a party may conditionally or unconditionally give or withhold any consent to be given under this document and is not obliged to give its reasons for doing so.

(viii) Further steps

Each party must promptly do whatever the other party reasonably requires of it to give effect to this document and to perform its obligations under it.

6708510/13	page 27

(ix) Governing law and jurisdiction

(1) This document is governed by and is to be construed in accordance with the laws applicable in Queensland, Australia.

(2) Each party irrevocably and unconditionally submits to the non-exclusive jurisdiction of the courts exercising jurisdiction in Queensland, Australia and any courts which have jurisdiction to hear appeals from any of those courts and waives any right to object to any proceedings being brought in those courts.

(x) Assignment and other dealings

Subject to the right of sub-licensing in accordance with this agreement, the Licensee must not assign, novate, encumber or otherwise deal with any right or obligation under this document without the prior written consent of the Licensor. Any purported dealing in breach of this clause is of no effect.

(xi) Severability

(a)	Subject to clause 22.11(b), if a provision of this document is illegal or unenforceable in any relevant jurisdiction, it may be severed for the purposes of that jurisdiction without affecting the enforceability of the other provisions of this document.

(b)	Clause 22.11(a) does not apply if severing the provision:

(i) materially alters the:

(A) scope and nature of this document; or

(B) the relative commercial or financial positions of the parties; or

(ii) would be contrary to public policy.

(xii) Liability

An obligation of two or more persons binds them separately and together.

(xiii) Counterparts

This document may consist of a number of counterparts and, if so, the counterparts taken together constitute one document.

(xiv) Entire understanding

(1) This document contains the entire understanding between the parties as to the subject matter of this document.

6708510/13	page 28

(2) All previous negotiations, understandings, representations, warranties, memoranda or commitments concerning the subject matter of this document are merged in and superseded by this document and are of no effect. Neither party is liable to the other party in respect of those matters.

(3) No oral explanation or information provided by either party to the other:

a) affects the meaning or interpretation of this document; or

b) constitutes any collateral agreement, warranty or understanding between the parties.

(xv) Relationship of parties

This document is not intended to create a partnership, joint venture or agency relationship between the parties.

(xvi) Effect of execution

This document is not binding on either party unless it or a counterpart has been duly executed by each person named as a party to this document.

(xvii) Survival of obligations after termination

Any terms of this document which, by their nature, are continuing will survive the termination or expiry of this document. Without limitation, clauses 7.2, 7.3, 8.3, 9(e), 10, 11 (other than the obligation in clause 11.4), 13, 17.3, 17.4, 18, 19, 20 and 21 remain in full force and effect and survive the expiry or termination of the agreement evidenced by this document.

6708510/13	page 29

Schedule 1

Details

	Item	Details

1.	Licensor notice details

Attention: Dr Tracie Ramsdale, Non-Executive Director

Address: 3 Hi-Tech Court, Eight Mile Plains, Brisbane Technology Park, QLD 4113

Phone: (07) 3340 0200

Fax: (07) 3340 0222

Email: teramsdale@bigpond.com

2.	Licensee notice details

Attention: Mr Peter Smith, Chief Executive Officer

Address: 3 Hi-Tech Court, Eight Mile Plains, Brisbane Technology Park, QLD 4113

Phone: (07) 3340 0200

Fax: (07) 3340 0222

Email: psmith@alchemia.com.au

3.	Term	The term is from the Commencement Date until the agreement evidenced by this document is terminated.

4.	Territory	Worldwide

5.	Insurances

The Licensee must maintain the following insurances:

1)      a policy of professional indemnity insurance with a level of cover not less than [$5,000,000] for any one claim;

2)      a policy of product liability insurance with a level of cover not less than [$5,000,000] for any one claim;

6708510/13	page 30

3)      a policy of public liability insurance in respect of cover in Australia with a level of cover not less than [$5,000,000] for any one claim;

4)      such other compulsory insurances as are required by Law; and

5)      appropriate worker’s compensation and employer’s liability insurance.

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Schedule 2

Technology

1 Patents and Patent Applications

Patents and Patent Applications

•	Refer to Annexure A of this Schedule 2.

Non-Exclusivity

•

Pursuant to clause 3(b), the parties agree and acknowledge that the Patents set out in “Family Number 4” relating to “Protecting Groups for Carbohydrate Synthesis” in Annexure A of this Schedule 2 are licensed to the Licensee on a non-exclusive basis.

2 Trade Marks

Trade Mark	Classes	Trade Mark Number	Jurisdiction(s)
VAST	40, 42	811297	Australia

VAST	40, 42	2542237	USA

Chemoform	1, 5, 42	1337455	Australia, Switzerland, Japan and Korea

Chemoform	1, 5, 42	3903307	USA

Chemoform	42	1337455	Europe and China

6708510/13	page 32

Annexure A

Patents and Patent Applications

		Alchemia Limited - Patent Family Summaries
vast?	Family Number	Title	PCT Number	Australia			Canada			China			USA
				Application number	Status	Patent number	Application number	Status	Patent number	Application number	Status	Patent number	Application number	Status	Patent number
y	1	Oligosaccharide Synthesis	AU97/00544	728,149	lapsed	728,149							09/242,816	Patent	6,573,337
													10/231,909	Patent	6,723,843
y	2	Protected Aminosugars	AU98/00131	730,910	lapsed	730,910							09/380,194	Patent	6,462,183
y	3	Protecting and Linking Groups for Organic Synthesis	AU98/00808	756,536	lapsed	756,536							09/509,105	Patent	6,765,089
y	4	Protecting Groups for Carbohydrate Synthesis	AU00/00025	771,708	lapsed	771,708	2,360,069	Patent	2,360,069				09/889,687	Patent	6,953,850
y	8	Combinatorial Libraries of Monosaccharides	AU01/01307	2001 295,282	patent	2001 295,282							10/419,070	Patent	7,417,129
													12/184,473	Patent	8,093,227
y	10	Delivery Systems	AU02/00005										10/676,436	Patent	7,312,194
n	12	Synthetic Heparin Pentasaccharides	AU02/01228	2002 331,426	patent	2002 331,426	2,459,562	Application	2,459,562	02821855.8		02821855.8	10/488,677	Patent	7,541,445
				2007 203,325	patent	2007 203,325							12/354,643	Patent	8,114,970
				2008 200,616	patent	2008 200,616							13/326147	Application
				2008 200,567	patent	2008 200,567							13/326060	Application
y	13	Anomeric Derivatives	AU03/00384	2003 215,422	patent	2003 215,422	2,480,578	Application	2,480,578	03807375.7		03807375.7	10/509,092	Patent	7,737,287	*
				2007 203,109	patent	2007 203,109
y	14	Disaccharides for Drug Discovery	AU03/00494	2003 218,916	patent	2003 218,916	2,483,622	Patent	2,483,622				10/513,286	Patent	7,875,707
													12/926913	Application
y	17	Derivatives of Monosaccharides	AU03/01008	2003 250,581	patent	2003 250,581	2,494,677	Application	2,494,677	03819171.7		03819171.7	10/524048	Patent	#
y	18	Compounds that interact with Kinases	AU03/01146	2003 257,259	patent	2003 257,259				03821011.8		03821011.8		Patent	7,291,623
													11/902183	Application
y	19	Classes of compounds that interact with GPCR’s	AU03/01347	2003 266,858	patent	2003 266,858	2,499,677	Application	2,499,677	0380101113.0		0380101113.0	10/530,851	Patent	7,994,140	*
y	20	Carbohydrate based antibacterials	AU03/01377	2003 266,863	patent	2003 266,863	2,501,538	Application	2,501,538				10/531,303	Patent	7,700,577
y	21	Compounds that interact with integrin receptors	AU06/00129	2006 209,794	patent	2006 209,794	2,593,749	Application	2,593,749	0680003935.9		0680003935.9
y	22	Methods of inhibiting blood vessel growth	AU05/00506	2005 230,207	patent	2005 230,207	2,562,954	Application	2,562,954
y	23	Selective Inhibitors	AU05/01510	2005 291,833	lapsed	2005 291,833	2,579,678	Application	2,579,678
y	24	Method of drug design	AU06/01431	2006 299,733	patent	2006 299,733	2,619,457	Application	2,619,457	0680036720.7		0680036720.7	12/063920	Application
y	25	Antibacterial Agents	AU06/01939	2006 326,936	application	2006 326,936							12/096,771	Patent	7,989,422
							Agent: Ridout & Maybee			Agent: NTD			Agents:	Nixon & Vanderhyde
														Morrison & Foerster
													*Published
													# notice of allowance mailed

6708510/13	page 33

		Alchemia Limited - Patent Family Summaries
vast?	Family Number	Title	PCT Number	Europe			Japan			India
				Application number	Status	Patent number	Application number	Status	Patent number	Application number	Status	Patent number
y	1	Oligosaccharide Synthesis	AU97/00544
y	2	Protected Aminosugars	AU98/00131
y	3	Protecting and Linking Groups for Organic Synthesis	AU98/00808
y	4	Protecting Groups for Carbohydrate Synthesis	AU00/00025
y	8	Combinatorial Libraries of Monosaccharides	AU01/01307	01975871.3	Application
y	10	Delivery Systems	AU02/00005
n	12	Synthetic Heparin Pentasaccharides	AU02/01228	2766941.5	Application		2003-526933	Patent	4688414
y	13	Anomeric Derivatives	AU03/00384	03745223.2	Application		2003-580313	Patent	4610197
y	14	Disaccharides for Drug Discovery	AU03/00494	03714557.0	Application
y	17	Derivatives of Monosaccharides	AU03/01008	03 783 843.0	Application					150/KOLNP/ 05	Application
y	18	Compounds that interact with Kinases	AU03/01146	03 793 479.1	Application
y	19	Classes of compounds that interact with GPCR's	AU03/01347							858/KOLNP/ 05	Patent	221016
y	20	Carbohydrate based antibacterials	AU03/01377
y	21	Compounds that interact with integrin receptors	AU06/00129
y	22	Methods of inhibiting blood vessel growth	AU05/00506
y	23	Selective Inhibitors	AU05/01510							1100/KOLNP/07	Application
y	24	Method of drug design	AU06/01431	06 790 302.1	Application		2008-533820	Application		1862/DELNP/2008	Application
y	25	Antibacterial Agents	AU06/01939	06 828 045.2	Application
				Agents:			Agents:			Agents:

				Hoffman Eitle			Saegusa			Remfry & Sagar

6708510/13	page 34

Schedule 3

Royalties

Royalties Calculations

Royalty rate	Calculation	Date for invoicing
5%	Royalty rate multiplied by the Net Revenue received by the Licensee in a Quarter.	Within 45 days of the end of the relevant Quarter

Variation to Royalty Rate

Given clause 17.2(a), in the event that the Technology is Exploited in a jurisdiction in which there is no licence of a Patent or Patent Application pursuant to this Agreement, the Licensee may provide written notice to the Licensor requesting that the parties negotiate in good faith to a reduction in the level of Royalties payable in respect of Net Revenue derived from Exploitation in that jurisdiction. That request shall be treated as notice of a dispute and managed in accordance with clause 18.1. If the amount of the reduction cannot be agreed within a reasonable period (being no more than 90 days after the Licensee seeks to commence negotiations), clauses 18.2 and 18.3 apply.

Foreign Currency

All payments by the Licensee to the Licensor must be paid in Australian dollars. If Net Revenue is received in a currency other than Australian dollars, the Royalty must be calculated based on the exchange rate nominated by the Reserve Bank of Australia as at the date of receipt of that amount by the Licensee.

6708510/13	page 35

Executed as an agreement.

Executed by Alchemia Limited	)
)
)
/s/ Stephen Denaro		/s/ Tracie Ramsdale
Company Secretary		Director
Stephen Denaro Name of Company Secretary (print)		Tracie Ramsdale Name of Director (print)
8/22/12 Date		8/22/12 Date

Executed by Audeo Discovery Pty Ltd	)
)
)

/s/ Peter Smith Company Secretary/Director Peter Smith Name of Company Secretary/Director (print) 8/22/12 Date		Director Name of Director (print) Date

6708510/13	page 36